Exhibit 99

Dollar General Appoints Two New Members to its Board of Directors

Company Increases Board Size to 10

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--February 13, 2018--Today, Dollar General Corporation (NYSE: DG) announced the appointment of Tim McGuire and Ralph Santana to its board of directors effective February 12, 2018.

“Dollar General is excited to welcome Tim and Ralph to its board of directors,” said Michael Calbert, Dollar General’s chairman of the board. “Each brings extensive knowledge of the retail and consumer industries, and we are confident that they will add great value to our board of directors and to Dollar General as it continues its strategic growth.”

The election of McGuire and Santana to Dollar General’s board of directors will bring the total number of directors to 10. McGuire will serve on the compensation committee and Santana will serve on the nominating and governance committee.

McGuire has served as Chairman of the Board of Mobile Service Center Canada, Ltd. (d/b/a Mobile Klinik), a chain of professional smartphone repair stores specializing in professional “while you wait” repair and care of smartphones and tablets, since June 2017. He retired from McKinsey & Company, a worldwide management consulting firm, after serving as a leader of its global retail and consumer practice for almost 28 years. In that role, he led the company’s Americas retail practice for five years, as well as consulting efforts with major retail, telecommunications, consumer service and marketing organizations in Canada, the United States, Latin America, Europe and Australia. He also co-founded McKinsey Analytics, a global group of consultants that brings advanced analytics capabilities to clients to help make better business decisions. McGuire began his career with Procter & Gamble in 1983 where he served in various positions, leaving in October 1989 as its Marketing Director for the Canadian Food & Beverage division.

Since April 2013, Santana has served as Executive Vice President and Chief Marketing Officer of Harman International Industries, a wholly-owned subsidiary of Samsung Electronics Co., Ltd. with responsibility for all aspects of Harman’s worldwide marketing strategy. Prior to joining Harman, Santana served as Senior Vice President and Chief Marketing Officer, North America for Samsung Electronics Co., Ltd. from June 2010 to September 2012, responsible for launching Samsung’s U.S. e-commerce business and building out branding strategies to drive visibility. He also previously served 16 years at PepsiCo with roles of increasing responsibility including Vice President of Marketing, North American Beverages, Pepsi-Cola where he spearheaded a creative overhaul and re-launch of Pepsi-Cola, as well as its Frito-Lay’s international and North America operations. Santana began his career as a senior marketing associate at Beverage Marketing Corporation.

For additional information, photographs or items to supplement a story, please contact the Media Relations Department at 1-877-944-DGPR (3477) or via email at dgpr@dollargeneral.com.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for over 75 years. Dollar General helps shoppers Save time. Save money. Every day!® by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, housewares and seasonal items at everyday low prices in convenient neighborhood locations. Dollar General operated 14,321 stores in 44 states as of November 3, 2017. In addition to high quality private brands, Dollar General sells products from America’s most-trusted manufacturers such as Clorox, Energizer, Procter & Gamble, Hanes, Coca-Cola, Mars, Unilever, Nestle, Kimberly-Clark, Kellogg’s, General Mills, and PepsiCo. For more information on Dollar General, please visit www.dollargeneral.com.

CONTACTS
Dollar General Corporation
Investor Contacts:
Donny Lau, 615-855-5536
or
Kevin Walker, 615-855-4954
or
Media Contacts:
Crystal Ghassemi, 615-855-5210
Media Hotline:
1-877-944-DGPR (3477)
dgpr@dollargeneral.com